FILED PURSUANT TO RULE 424(B)(3)

File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 8 TO

MARKET MAKING PROSPECTUS DATED

JANUARY 27, 2009

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 18, 2009

ON NOVEMBER 18, 2009, ARAMARK CORPORATION

FILED THE ATTACHED FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2009

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition

The following information, including the financial reports and schedules attached as an exhibit to this Form 8-K, is furnished pursuant to Item 2.02. Results of Operations and Financial Condition.

The information contained in this Current Report, including exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information contained in this Current Report shall not be incorporated by reference into any registration statement or other document or filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On November 18, 2009, ARAMARK Corporation (the “Company”) will hold a conference call announcing its financial results for the quarter and fiscal year ended October 2, 2009. A copy of the financial reports and schedules that are the subject of the conference call are attached hereto as exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2009, the Compensation and Human Resources Committee of the Board of Directors of ARAMARK Holdings Corporation, the ultimate parent company of the Company, approved an increase to the annual base salary, effective January 1, 2010, for the following Named Executive Officer of the Company:

Named Executive Officer	2010 Base Salary
Lynn B. McKee	$590,000

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Number	Description	Method of Filing

99.1	ARAMARK Corporation financial reports and schedules.	Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: November 18, 2009	By:	/S/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

Index to Exhibits

Number	Description	Method of Filing

99.1	ARAMARK Corporation financial reports and schedules.	Furnished herewith

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands)

	Three Months Ended October 2, 2009	Three Months Ended October 3, 2008

Sales	$3,072,544	$3,566,277

Costs and Expenses:
Cost of services provided	2,773,853	3,223,383
Depreciation and amortization	127,575	134,954
Selling and general corporate expenses	40,116	33,165

	2,941,544	3,391,502

Operating income	131,000	174,775
Interest and other financing costs, net	108,462	132,348

Income before income taxes	22,538	42,427
Provision for income taxes	6,107	8,803

Net income	$16,431	$33,624

Note:

The three month period of fiscal 2009 is a 13 week period and the three month period of fiscal 2008 is a 14 week period.

ARAMARK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 2, 2009	Fiscal Year Ended October 3, 2008

Sales	$12,297,869	$13,470,152

Costs and Expenses:
Cost of services provided	11,173,725	12,218,089
Depreciation and amortization	503,123	509,137
Selling and general corporate expenses	183,492	176,790

	11,860,340	12,904,016

Operating income	437,529	566,136
Interest and other financing costs, net	472,305	514,690

Income (loss) before income taxes	(34,776)	51,446
Provision (benefit) for income taxes	(27,865)	11,986

Net income (loss)	$(6,911)	$39,460

Note:

The twelve month period ended October 2, 2009 is a 52 week period and the twelve month period ended October 3, 2008 is a 53 week period.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In Thousands)

	October 2, 2009	October 3, 2008
Assets

Current Assets	$1,688,434	$1,798,320
Property and Equipment, net	1,160,511	1,223,096
Goodwill	4,526,376	4,512,133
Other Intangible Assets	2,056,337	2,215,321
Other Assets	867,767	774,533

	$10,299,425	$10,523,403

Liabilities and Shareholder’s Equity

Current Liabilities (1)	$1,734,579	$1,811,644
Long-Term Borrowings	5,677,740	5,804,880
Other Liabilities	1,350,346	1,337,472
Common Stock Subject to Repurchase	176,395	229,628
Total Shareholder’s Equity	1,360,365	1,339,779

	$10,299,425	$10,523,403

Note:

(1) Includes $43.9 million and $54.7 million of current maturities of long-term borrowings as of October 2, 2009 and October 3, 2008, respectively.

ARAMARK CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 2, 2009	Fiscal Year Ended October 3, 2008

Cash flows from operating activities:
Net income (loss)	$(6,911)	$39,460
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	503,123	509,137
Income taxes deferred	(68,064)	(18,264)
Stock-based compensation expense	25,396	11,760
Changes in noncash working capital	202,127	(88,300)
Net change in proceeds from sale of receivables	(14,560)	17,000
Other operating activities	66,124	23,357

Net cash provided by operating activities	707,235	494,150

Cash flows from investing activities:
Net purchases of property and equipment and client contract investments	(330,332)	(350,397)
Acquisitions and other investing activities	(134,465)	(54,792)

Net cash used in investing activities	(464,797)	(405,189)

Cash flows from financing activities:
Net payments of additional long-term borrowings	(146,842)	(20,590)
Proceeds from issuance of Parent Company common stock	3,380	5,417
Repurchase of Parent Company stock	(22,989)	(9,870)
Other financing activities	(262)	1,363

Net cash used in financing activities	(166,713)	(23,680)

Increase in cash and cash equivalents	$75,725	$65,281

Notes:

(1)	The twelve month period ended October 2, 2009 is a 52 week period and the twelve month period ended October 3, 2008 is a 53 week period.
(2)	Certain prior period balances have been reclassified to conform to the current year presentation.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Three Months Ended October 2, 2009	Three Months Ended October 3, 2008

Sales
Food and Support Services - North America	$2,123,090	$2,374,711
Food and Support Services - International	580,370	730,064
Uniform and Career Apparel	369,084	461,502

	$3,072,544	$3,566,277

Operating Income
Food and Support Services - North America	$98,340	$116,681
Food and Support Services - International	20,481	21,441
Uniform and Career Apparel	21,780	34,329

	140,601	172,451
Corporate	(9,601)	2,324

	$131,000	$174,775

Note:

The three month period of fiscal 2009 is a 13 week period and the three month period of fiscal 2008 is a 14 week period.

ARAMARK CORPORATION AND SUBSIDIARIES

SALES AND OPERATING INCOME BY SEGMENT

SUPPLEMENTAL DATA

(Unaudited)

(In Thousands)

	Fiscal Year Ended October 2, 2009	Fiscal Year Ended October 3, 2008

Sales
Food and Support Services - North America	$8,393,476	$8,924,863
Food and Support Services - International	2,326,746	2,783,033
Uniform and Career Apparel	1,577,647	1,762,256

	$12,297,869	$13,470,152

Operating Income
Food and Support Services - North America	$349,348	$386,804
Food and Support Services - International	83,414	97,181
Uniform and Career Apparel	61,837	126,615

	494,599	610,600
Corporate	(57,070)	(44,464)

	$437,529	$566,136

Note:

The twelve month period ended October 2, 2009 is a 52 week period and the twelve month period ended October 3, 2008 is a 53 week period.